EXHIBIT 10.10

                  EMPLOYMENT TERMINATION AGREEMENT AND RELEASE



ACCESS SOLUTIONS INTERNATIONAL, INC., (the "Company"), and GEORGE H. STEELE, III ("Steele") hereby agree as follows:

1. The Company hereby terminates Steele without cause from employment and as an officer of the Company effective September 30, 1997.

2. The Company shall pay to Steele a severance payment equal to three months and three days of his current base salary, payable in equal installments on the Company's current payroll schedule, subject to withholdings required by law. The Company shall also pay Steele accrued leave of 109 hours.

3. Steele agrees to fully cooperate with the Company and provide the Company with his assistance in matters in which Steele was involved on behalf of the Company prior to his termination, including assistance in the prosecution and/or defense by the Company of any patent infringement claims. The Company shall compensate Steele for such assistance as the Company may request from time to time as an independent contractor on an hourly basis at a rate equivalent to the current hourly rate being paid to Steele, and to reimburse Steele for any reasonable out-of-pocket expenses incurred in connection therewith.

4. In consideration of Steele's agreement to release any and all presently outstanding options to acquire shares of the Company's capital stock, the Company agrees to grant Steele non-qualified stock options to acquire 21,082 shares of the Company's common stock at an exercise price of $3.75, exercisable on or before July 31, 2006, on substantially the same terms and conditions as Steele's existing incentive stock options.

5. Steele acknowledges that there may be tax consequences to him arising from the transactions contemplated by this Agreement, and agrees that he is responsible for payment of any federal, state or local income taxes imposed on him as a result of the transactions described in this Agreement.

6. The Company shall continue to provide its current medical and dental coverage for Steele until such coverage is obtained by him elsewhere, or until December 31, 1997, whichever is sooner. Following that date, the Company will respect Steele's rights, if any, to continued medical coverage at his own expense under the Consolidated Omnibus Budget Reconciliation Act (COBRA).

7. The execution of this Agreement shall not be construed as an admission of a violation of any statute or law or breach of any duty or obligation by either the Company or Steele.

8. This Agreement is confidential and shall not be made public by either the Company or Steele except as required by law or if necessary in order to enforce this Agreement.

9. Steele acknowledges that the payments provided for in paragraphs 2, 3, 4 and 6 of this Agreement are greater than any to which he may have otherwise been entitled under any existing Company separation, benefit or compensation policy. In consideration of the foregoing, Steele hereby releases and forever discharges the Company, its present and former officers, employees, agents, partners, subsidiaries, successors and assigns from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which he may have or claim to have based upon or in any way related to employment or termination of employment with the Company and hereby covenants not to file a lawsuit or charge to assert such claims. This includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination, including specifically the Age Discrimination in Employment Act of 1967, as amended ("ADEA"), or claims growing out of any legal restrictions on the Company's right to terminate its employees. The Company hereby releases and forever discharges Steele from any and all liabilities, causes of action, debts, claims and demands both in law and in equity known or unknown, fixed or contingent, which the Company may have or claim to have based upon or in any way related to Steele's employment with the Company and hereby covenants not to file a lawsuit or charge to assert such claims. The Company reaffirms its obligation to indemnify Steele pursuant to the Company's By-laws a Certificate of Incorporation to the fullest extent permitted by said By-laws and Certificate and by Delaware corporate law.

10. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

11. Steele understands that various State and Federal laws prohibit employment discrimination based on age, sex, race, color, national origin, religion, handicap or veteran status. These laws are enforced through the Equal Employment Opportunity Commission (EEOC), Department of Labor and state human rights agencies. Steele acknowledges that he has been advised by the Company to discuss this Agreement with his attorney and has been encouraged to take this Employment Termination Agreement and Release home for up to twenty-one days so that he can thoroughly review and understand the effect of this release before acting on it.

12. Steele has carefully read and fully understands all of the provisions of this Termination Agreement and Release which sets forth the entire understanding between him and the Company. This Agreement may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Steele acknowledges that he has not relied upon any representation or statement, written or oral, not set forth in this document.

13. Steele may revoke his agreement to the terms hereof at any time during the seven-day period immediately following the date of his signature below ("revocation period") by delivering written notice of his revocation to the Company. This Agreement shall become effective upon the expiration of the revocation period.

ACCESS SOLUTIONS INTERNATIONAL, INC.


By:_________________________________         _________________________________
Title: ______________________________        George H. Steele, III
Dated:  _____________________________        Dated:___________________________